Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

ASSET PURCHASE AND SALE AGREEMENT

by and among

CONTANGO OIL & GAS COMPANY,

WHITE STAR PETROLEUM, LLC,

WHITE STAR PETROLEUM II, LLC,

WHITE STAR PETROLEUM OPERATING, LLC

and,

solely for purposes of Section 1.5(d), Article V, Section 6.6, Section 6.7, Section 8.2, Article IX and Exhibit A,

WHITE STAR PETROLEUM HOLDINGS, LLC

and

WSP FINANCE CORPORATION

Dated as of September 30, 2019

Section 9.8	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	45
Section 9.9	Interpretation; Construction	45
Section 9.10	Severability	47
Section 9.11	Counterparts	47

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	-	Defined Terms
Exhibit B	-	Map of Sellers’ Acreage
Exhibit C-1	-	Upstream Leases
Exhibit C-2	-	Oil and Gas Wells
Exhibit C-3	-	Other Wells
Exhibit D	-	Allocated Value
Exhibit E	-	Escrow Agreement
Exhibit F	-	Form of Sale Order
Exhibit G-1	-	Form of Real Property Conveyance
Exhibit G-2	-	Form of Personal Property Conveyance
Exhibit G-3	-	Form of Contract Assignment and Assumption Agreement

SCHEDULES

Schedule 1.1(n)	-	Transferred Contracts
Schedule 1.1(s)	-	Offsite Inventory
Schedule 1.2(j)	-	Disposed Assets
Schedule1.3(i)	-	Regulatory Liabilities
Schedule 3.3(a)	-	Government Filings
Schedule 3.5(c)	-	Upstream Leases
Schedule 3.6	-	Material Contracts
Schedule 3.11(a)	-	Employee Benefit Plans
Schedule 3.12	-	Imbalances
Schedule 3.13	-	Suspense Funds
Schedule 3.16	-	Necessary Consents
Schedule 3.17	-	Preferential Purchase Rights
Schedule 3.18	-	AFEs
Schedule 3.19	-	Non-Consent Operations
Schedule 3.22	-	Title Matters
Schedule 3.24	-	Payments
Schedule 4.3(a)	-	Government Filings
Schedule 6.2	-	Interim Operations
Schedule 6.5(a)	-	Asset Employees

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of September 30, 2019, is made by and among: (a) Contango Oil & Gas Company, a Delaware corporation (“Buyer”); (b) White Star Petroleum, LLC, an Oklahoma limited liability company (“WSTR”), White Star Petroleum II, LLC, an Oklahoma limited liability company (“WSTR II”), and White Star Petroleum Operating, LLC, a Delaware limited liability company (“WSTR Operating” and, together with WSTR and WSTR II, “Sellers”); and (c) solely with respect to Section 1.5(d), Article V, Section 6.6, Section 6.7, Section 8.2, Article IX and Exhibit A, White Star Petroleum Holdings, LLC, a Delaware limited liability company (“WSTR Holdings”) and WSP Finance Corporation, a Delaware corporation (“WSP Finance” and, together with Sellers and WSTR Holdings, “Debtors”). Buyer and Debtors are collectively referred to as the “Parties” and individually as a “Party” (it being understood that, for the avoidance of doubt, WSP Finance and WSTR Holdings shall be Parties solely for the purposes of Section 1.5(d), Article V, Section 6.6, Section 6.7, Section 8.2, Article IX and Exhibit A). Exhibit A contains definitions of certain capitalized terms used in this Agreement.

RECITALS

WHEREAS, Sellers are engaged in the acquisition, development, operation and production of Hydrocarbons at each of the Anadarko Property, the Cherokee Property and the STACK Property and activities ancillary thereto (the “Business”);

WHEREAS, on May 28, 2019, Debtors (including, for the avoidance of doubt, Sellers) commenced voluntary proceedings under Chapter 11 of the Bankruptcy Code by filing petitions for relief in the U.S. Bankruptcy Court for the District of Delaware, which cases were consolidated as In re White Star Petroleum Holdings, LLC (Case No. 19-11179-BLS) (the “Delaware Proceeding”);

WHEREAS, on June 20, 2019, the presiding judge for the Delaware Proceeding entered an order transferring the Delaware Proceeding to the U.S. Bankruptcy Court for the Western District of Oklahoma (the “Bankruptcy Court”), and the Bankruptcy Court opened a new voluntary proceeding under Chapter 11 of the Bankruptcy Code where Debtors’ cases have proceeded since as In re White Star Petroleum Holdings, LLC (Case No. 19-12521) (the “Bankruptcy Proceeding”);

WHEREAS, on July 12, 2019, the Bankruptcy Court entered an order (the “Bid Procedures Order”) approving bid procedures for the sale of Debtors’ assets (the “Bid Procedures”), approving stalking horse bid protections with respect to Debtors’ entry into stalking horse purchase agreements, scheduling an auction (the “Auction”) for, and a hearing (the “Sale Hearing”) to approve, the sale of Debtors’ assets, approving the form and manner of notices of sale, Auction and Sale Hearing, and approving contract assumption and assignment procedures; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, certain Transferred Assets as a going concern and Buyer is willing to assume the Transferred Contracts and the Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE BUSINESS

Section 1.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Sellers shall Transfer to Buyer, free and clear of all Liens (other than Permitted Encumbrances) and Excluded Liabilities, and Buyer shall purchase and acquire from Sellers, the entirety of Sellers’ right, title and interest in and to the following, without duplication (collectively, the “Transferred Assets”):

(a) all Upstream Leases and any and all rights, titles and interests of Sellers in and to the lands covered or burdened by the Upstream Leases;

(b) all rights, interests in, under or derived from all unitization, spacing, communitization and pooling orders, declarations and agreements in effect with respect to any of the Upstream Leases and the units created thereby (the “Units”);

(c) all Wells, whether such Wells are producing, non-producing, temporarily abandoned, shut-in, plugged and abandoned or otherwise, and all real property rights of any Seller associated therewith;

(d) all Hydrocarbons attributable to the Properties, to the extent such Hydrocarbons were produced from and after the Effective Time, and all proceeds thereof (other than sale proceeds subject to the Hydrocarbon Revenue Adjustment Amount);

(e) all Effective Time Hydrocarbons, and all proceeds thereof (other than sale proceeds subject to the Hydrocarbon Revenue Adjustment Amount);

(f) all Upstream Equipment;

(g) all Upstream Easements;

(h) all Production Related IT Equipment;

(i) all fee surface estates and leaseholds located within the Cherokee Property, Anadarko Property or STACK Property and associated offices, warehouses, laydown yards and similar assets of the Business owned by any Seller, but excluding all field offices (and leases thereto);

(j) [Intentionally Omitted];

(k) all geophysical, seismic and related technical data, cores and logs covering any portion of the Cherokee Property, Anadarko Property or STACK Property, in each case, only to the extent such data is transferable without the payment of any fee or additional consideration to a third party (unless Buyer agrees in advance in writing to pay such fee or consideration) or the breach of any confidentiality restrictions owed to any Person other than Sellers or their Affiliates;

(l) all Accounts Receivable of any Seller and all other rights of any Seller to receive or recoup, whether by offset or netting against production from the Transferred Assets and the proceeds thereof or otherwise, amounts owed by Persons other than Sellers and their Affiliates with respect to the Transferred Assets, in each case to the extent accruing from and after the Effective Time;

(m) [Intentionally Omitted];

(n) each Seller Contract listed on Schedule 1.1(n), as modified from time to time pursuant to Section 1.5;

(o) the Books and Records, subject to Section 6.8;

(p) all Actions owned by or available to any Seller (i) to the extent related to the Transferred Assets, the Assumed Liabilities or the acquisition, ownership, management, operation, use, function or value of any Transferred Asset, (ii) against any counterparty to a Transferred Contract or Upstream Lease, or any Affiliate of such counterparty, other than to collect any Accounts Receivable accruing prior to the Effective Time or (iii) against any manager, employee, contractor, consultant or advisor employed by or providing services to any Seller after the Effective Time other than with respect to any director or officer in connection with Actions that arose prior to the Effective Time, with all such Actions arising prior to the Effective Time against any such directors or officers being retained by Sellers and/or Debtors; provided, however, that Transferred Assets shall only include Avoidance Actions to the extent that any such Avoidance Action is against (x) any counterparty to a Transferred Contract or Upstream Lease, or any Affiliate of such counterparty, or (y) any Continuing Employee (such Actions, the “Assigned Actions”);

(q) [Intentionally Omitted];

(r) any claim, right, award, recovery, indemnity, warranty, right to insurance proceed, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to any Seller (other than rights arising under or relating to this Agreement and the Transaction Documents) to the extent (i) related to any Assigned Action or (ii) arising during or attributable to the period of time from and after the Effective Time and related to any other Transferred Asset, including as set forth in Section 1.8(b)(ii), if applicable, or Section 1.8(c); and

(s) all of the assets set forth on Schedule 1.1(s) (such assets, the “Offsite Inventory”).

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that nothing in this Agreement shall be construed to obligate any Seller to Transfer to Buyer any of the assets, properties or rights of any Seller other than the Transferred Assets specifically listed in Section 1.1 (the “Excluded Assets”). Each Seller shall retain all of its respective right, title and interest in and to the Excluded Assets and Buyer shall not acquire and shall have no rights or Liabilities with respect to the right, title and interest of each Seller in and to the Excluded Assets, including the following:

(a) any claim, right, award, recovery, indemnity, warranty, right to insurance proceed, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to any Seller (i) to the extent related to a Transferred Asset (other than an Assigned Action) and arising or attributable to the period of time prior to the Effective Time or (ii) whether arising before, on or after the Effective Time, to the extent related to any of the Excluded Liabilities;

(b) all Accounts Receivable of any Seller and all other rights of any Seller to receive or recoup, whether by offset or netting against production from the Transferred Assets and the proceeds thereof or otherwise, amounts owed by Persons other than Sellers and their Affiliates with respect to the other Transferred Assets, in each case to the extent accruing prior to the Effective Time;

(c) all trade credits or refunds of costs or expenses borne by any Seller, in each case, attributable to the Transferred Assets and attributable to any period of time prior to the Effective Time;

(d) all insurance policies of any Seller and its Affiliates and rights to proceeds thereof, except pursuant to Section 1.8(b)(i), if applicable;

(e) other than Effective Time Hydrocarbons, all Hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Time and all proceeds attributable thereto;

(f) any refund of any Taxes paid by any Seller, other than refunds of Asset Taxes allocable to Buyer pursuant to Section 6.4(b);

(g) all deposits, cash, checks and funds, including any such funds held in suspense;

(h) any logo, service mark, copyright, trade name or trademark of or associated with Sellers or any of their Affiliates or the Business;

(i) all of the following documents prepared or received by Sellers, their Affiliates or any of their respective Representatives, in each case, with respect to the Transferred Assets: (i) lists of prospective buyers; (ii) offers, bids or proposals submitted by any prospective buyer; (iii) analyses by Sellers of any offers, bids or proposals submitted by any prospective buyer; (iv) correspondence between or among Sellers, their Representatives and any prospective buyer other than Buyer; and (v) correspondence between Sellers, their Affiliates or any of their respective Representatives with respect to any offers, bids or prospective buyers, the transactions contemplated hereby or otherwise contemplated by the Bid Procedures;

(j) all of the assets set forth on Schedule 1.2(j);

(k) all Seller Contracts that are not Transferred Contracts (the “Excluded Contracts”);

(l) any prepayments and good faith and other bid deposits submitted by any third party under the terms of the Bid Procedures Order;

(m) the HQ Lease, along with all field offices and leases thereto; and

(n) all rights under and interests in all Seller Plans.

Section 1.3 Assumption of Liabilities . On the terms and subject to the conditions set forth herein, at the Closing, Buyer will assume, without duplication, and will otherwise in a timely manner pay, perform and discharge and be responsible for, in accordance with their respective terms, all of the following Liabilities of Debtors existing as of or after the Closing (which, for the avoidance of doubt, shall not include any Liabilities included in the calculation of the Net Adjustment Amount) (collectively, the “Assumed Liabilities”):

(a) all Liabilities with respect to Transferred Assets, or relating in any manner to the assumption, ownership or operation of, the Properties, in each case, accruing on or after the Effective Time;

(b) all Liabilities (whether arising by Law or by contract) to properly plug, replug and abandon all Wells and dismantle, cap and bury all associated flow lines associated with the Properties, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Transferred Assets or hereafter placed thereon, and all such obligations to clean up and restore such lands;

(c) all obligations to settle any Imbalances with respect to periods from and after the Effective Time;

(d) all Liabilities for, or related to any obligation for, any Tax that Buyer bears under Section 6.4;

(e) all Liabilities under the Transferred Contracts or Upstream Leases, including all Cure Costs;

(f) all Liabilities assumed by Buyer pursuant to Section 6.5;

(g) all Liabilities related to the Assigned Actions; and

(h) all Liabilities and other obligations to fulfill, perform, pay and discharge, or cause to be fulfilled, performed, paid and discharge, any Suspense Funds; and

(i) all Liabilities in connection with regulatory violations and obligations on or in relation to the consents of Governmental Entities in respect of the Transferred Assets, in each case, solely to the extent that such Liabilities are described on Schedule 1.3(i).

Section 1.4 Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that Buyer will not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities other than as set forth in Section 1.3, including, for the avoidance of doubt, the Excluded Employee Liabilities (all such Liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”).

Section 1.5 Assumption and Assignment of Contracts.

(a) The Parties agree and acknowledge that the Upstream Leases shall constitute Transferred Assets, and to the extent any Upstream Lease constitutes an executory contract or unexpired lease of real property under Section 365 of the Bankruptcy Code, such Upstream Lease shall be considered a Transferred Contract for all purposes of this Agreement, including the other provisions of this Section 1.5.

(b) Sellers shall assign to Buyer, and Buyer shall assume, the Transferred Contracts at the Closing pursuant to the Sale Order, subject to the other provisions of this Section 1.5. Buyer shall pay all Cure Costs, shall receive a downward adjustment to the Purchase Price in the amount of all such Cure Costs that are paid by Buyer solely with respect to the Specified Transferred Contracts, and shall provide adequate assurances of any future performance in connection with the assignment and assumption of the Transferred Contracts at Closing.

(c) The Sale Order shall provide for the assumption by the applicable Seller party thereto, and the assignment to the extent legally capable of being assigned by such Seller to Buyer, of each of the Transferred Contracts pursuant to Section 365 of the Bankruptcy Code on the terms and conditions set forth in the remainder of this Section 1.5. At Buyer’s request, and at Buyer’s sole cost and expense, Sellers shall reasonably cooperate with Buyer as reasonably requested by Buyer to allow Buyer to enter into an amendment of any Transferred Contract upon assumption of such Transferred Contract by Buyer (and Sellers shall reasonably cooperate with Buyer to the extent reasonably requested by Buyer in negotiations with the counterparties thereof); provided, that (i) in no event shall any such amendments be effective prior to the Closing and (ii) Sellers shall not be required to enter into any such amendment if such amendment would result in the incurrence of any Liability by Sellers that is not otherwise paid by Buyer at the time of the assumption by Sellers of such Transferred Contract.

(d) Within two Business Days following the Bid Deadline, Debtors shall have filed with the Bankruptcy Court and served notice (an “Assumption Notice”) by first class mail on all non-Debtor counterparties to any proposed Transferred Contract at the Closing. At the Closing, Sellers shall assume and assign to Buyer the Transferred Contracts, in each case, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to provision by Buyer of adequate assurance as may be required under Section 365 of the Bankruptcy Code. The Cure Costs in respect of all of the Transferred Contracts shall be borne by Buyer and shall not be the obligation, liability or responsibility of Sellers.

(e) Subject to Section 1.5(f), to the extent that there is an objection to the assignment and assumption of any Transferred Contract outstanding at the Closing Date or any Necessary Consent that is required to assume and assign to Buyer any Transferred Contract is not obtained by the Closing Date, each Seller shall, with respect to each such Seller Contract, from and after the Closing and until the earliest to occur of (i) the date on which such objection is resolved or such applicable Necessary Consent is obtained, and (ii) the date on which such Seller Contract is deemed rejected under Section 365 of the Bankruptcy Code, use commercially reasonable efforts during the term of such Seller Contract to (A) provide to Buyer the benefits under such Seller Contract, (B) cooperate in any reasonable and lawful arrangement, including holding such Seller Contract in trust for Buyer pending resolution of such objection or receipt of the Necessary Consent, designed to provide such benefits to Buyer, and (C) use its commercially reasonable efforts to enforce for the account of Buyer any rights of such Seller under such Seller Contract, including the right to elect to terminate such Seller Contract in accordance with the terms thereof upon the written direction of Buyer. Buyer shall reasonably cooperate with Sellers in order to enable Sellers to provide to Buyer the benefits contemplated by this Section 1.5(e).

(f) Notwithstanding the foregoing, a Seller Contract shall not be a Transferred Contract hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Seller Contract (i) is deemed rejected under Section 365 of the Bankruptcy Code or (ii) is the subject of an objection to assignment or assumption or requires a Necessary Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Buyer of such Seller Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such Necessary Consent has not been obtained prior to the 60th day following the Closing (as such 60-day period may be extended by mutual agreement of Buyer and Sellers).

(g) At any time prior to the Designation Deadline, Buyer shall have the right, which may be exercised in Buyer’s sole discretion, to provide written notice to Sellers (each such notice, a “Contract Notice”) of Buyer’s election to designate any executory Seller Contract (including any Seller Contract that was included on Schedule 1.1(n) immediately before such designation) (1) as an Excluded Contract, and upon such designation such Seller Contract shall constitute an Excluded Contract and, if applicable, shall cease to constitute a Transferred Contract or (2) to the extent not already rejected, as a Transferred Contract and upon such designation such Seller Contract shall constitute a Transferred Contract and shall cease to constitute an Excluded Contract. If, at any time after the Designation Deadline, the Cure Costs fixed by the Bankruptcy Court for any Transferred Contract are (i) greater than the amount set forth on the initial schedule of Cure Costs filed by Sellers with the Bankruptcy Court prior to the Designation Deadline and (ii) are not consented to by Buyer, then Buyer shall be permitted, no later than two (2) Business Days after entry of an order by the Bankruptcy Court setting such Cure Costs, to provide Sellers with a Contract Notice of Buyer’s election to revoke its designation of any such Seller Contract as a Transferred Contract and thereupon such Seller Contract shall be deemed to be an Excluded Contract for all purposes of this Agreement. The Parties shall amend Schedule 1.1(n) and Schedule 3.6 to reflect modifications made pursuant to this Section 1.5(g).

Section 1.6 Non-Assignment of Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Transferred Asset (including any Transferred Contract) if (i)(A) prohibited by applicable Law, (B) an attempted assignment or transfer thereof would reasonably likely to subject Buyer, its Affiliates or any of its or their respective Representatives to civil or criminal Liability or (C) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Buyer thereunder or (ii) the Bankruptcy Court has not entered an Order approving such assignment or transfer. In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Sellers and Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Transferred Asset (including any Transferred Contract) or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Buyer as Buyer may reasonably request; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would give rise to any of the circumstances described in clauses (i) or (ii) of the first sentence of this Section 1.6(a), be ineffective or would adversely affect the rights of Buyer to such Transferred Asset following the Closing, (x) Sellers and Buyer will, and will cause their respective Affiliates to, (1) use commercially reasonable efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, (2) complete any such assignments or transfers as soon as reasonably practicable and (3) upon receipt of any applicable Necessary Consents, to transfer or assign the applicable Transferred Asset to Buyer, and (y) Sellers will, and will cause their respective Affiliates to, cooperate with Buyer in good faith without further consideration in any arrangement reasonably acceptable to Buyer and Sellers intended to provide Buyer with the benefit of any such Transferred Assets.

(b) Subject to Section 1.6(a), if at any time after the Closing (i) Buyer or its designee holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Transferred Assets or Assumed Liabilities, Buyer or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

Section 1.7 Further Conveyances and Assurances. From time to time following the Closing, Sellers and Buyer will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to each Seller and its Affiliates and their respective successors and assigns, the assumption of the Liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby.

Section 1.8 Casualty or Condemnation Loss.

(a) Notwithstanding any other provision of this Agreement to the contrary, from and after the Effective Time, subject to the Closing, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Transferred Assets.

(b) If, during the period from the Effective Time through the Closing, any portion of the Transferred Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Buyer shall nevertheless be required to consummate the Closing, and Sellers shall elect (in their sole discretion) by written notice to Buyer prior to Closing either (i) to cause the Transferred Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) at Closing, to pay to Buyer all sums paid or payable to Sellers by third parties by reason of such casualty or taking insofar as with respect to the Transferred Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in insurance claims, unpaid awards and other rights against third Persons arising out of such casualty or taking insofar as with respect to the Transferred Assets; provided, however, that in the case of clause (i) above, Sellers shall retain all rights to insurance, condemnation awards and other claims against third Persons with respect to the casualty or taking except to the extent the Parties otherwise agree in writing; provided, further, that, in the case of clause (ii) above, Sellers shall reserve and retain (and Buyer shall assign to Sellers) all rights, title, interests and claims against third parties for the recovery of Sellers’ costs and expenses incurred prior to the Closing Date in pursuing any such insurance claims or other rights against third Persons or in defending or asserting rights in such condemnation or eminent domain action with respect to the Transferred Assets.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Transferred Asset or portion thereof after the date of this Agreement, but no taking of such Transferred Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to consummate the Closing and Sellers, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Transferred Assets threatened to be taken, except that Sellers shall reserve and retain (and Buyer shall assign to Sellers) all rights, titles, interests and claims against third Persons for the recovery of Sellers’ costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Transferred Assets.

ARTICLE II

CONSIDERATION; CLOSING

Section 2.1 Consideration. At the Closing, Buyer will pay to Sellers, by wire transfer in immediately available funds to the account or accounts designated by Sellers, an amount equal to One Hundred Thirty Two Million and Five Hundred Thousand and No/100 Dollars ($132,500,000.00) (the “Purchase Price”), less the Estimated Closing Adjustment Amount, less the Deposit Amount, plus any Delay Fee.

Section 2.2 Adjustment to Purchase Price. The Purchase Price shall be (without duplication):

(a) increased by the value of all Effective Time Hydrocarbons (such amount, the “Inventory Adjustment Amount”);

(b) increased by an amount equal to (i) all Operating Expenses and all other costs and expenses that are attributable to the ownership and/or operation of the Properties, and (ii) all other Liabilities that would be Assumed Liabilities if they existed as of or after the Closing, other than Asset Taxes, Income Taxes and Transfer Taxes, in each case, (A) attributable to the Transferred Assets from and following the Effective Time, whether paid before or after the Effective Time (including any prepayments made before the Effective Time for services or work to be performed or goods to be delivered after the Effective Time), and (B) incurred by and paid or otherwise extinguished by Sellers or their Affiliates prior to the Closing, including any amounts paid pursuant to Section 1.8(b)(i), if applicable (such amount, the “Seller Expense Adjustment Amount”);

(c) decreased by the amount of all proceeds actually received by Sellers from the sale of Hydrocarbons attributable to the Properties for the period from the Effective Time through the Closing (but in no event including Hydrocarbons produced prior to the Effective Time) (such amount, the “Hydrocarbon Revenue Adjustment Amount”);

(d) decreased by an amount equal to all Operating Expenses and all other costs and expenses that (i) are attributable to the ownership and/or operation of the Properties prior to the Effective Time, other than Asset Taxes, Income Taxes and Transfer Taxes, and (ii) are paid by or on behalf of Buyer or any of its Affiliates (such amount, the “Buyer Expense Adjustment Amount”);

(e) decreased by an amount equal to the Suspense Funds as of the Closing Date (such amount, the “Suspense Fund Adjustment Amount”);

(f) increased (if such amount is positive) or decreased (if such amount is negative), by (i) the amount of all Asset Taxes allocated to Buyer in accordance with Section 6.4(b) but that are paid or otherwise economically borne by Sellers, minus (ii) the amount of all Asset Taxes allocated to Sellers in accordance with Section 6.4(b) but that are paid or otherwise economically borne by Buyer (such amount, the “Asset Tax Adjustment Amount”);

(g) decreased by the amount of Cure Costs paid by Buyer in accordance with Section 1.5(b) solely with respect to the Specified Transferred Contracts (such amount, the “Cure Cost Adjustment Amount”); and

(h) increased by the value of all Offsite Inventory (such amount, the “Offsite Inventory Adjustment Amount”).

Section 2.3 Pre-Closing Statement.

(a) Delivery. At least five (5) Business Days prior to the Closing Date, Sellers shall prepare to Buyer a written statement (the “Pre-Closing Statement”) that shall include the following, in each case, calculated in accordance with the terms and definitions provided in this Agreement and customary industry accounting practices (it being agreed that all estimates made in accordance with the delivery of the Pre-Closing Statement shall be Sellers’ good-faith estimate and include reasonably detailed supporting calculations):

(i) the Inventory Adjustment Amount (the “Estimated Inventory Adjustment Amount”);

(ii) the Seller Expense Adjustment Amount (the “Estimated Seller Expense Adjustment Amount”);

(iii) the Hydrocarbon Revenue Adjustment Amount (the “Estimated Hydrocarbon Revenue Adjustment Amount”);

(iv) the Buyer Expense Adjustment Amount (the “Estimated Buyer Expense Adjustment Amount”)

(v) the Suspense Fund Adjustment Amount (the “Estimated Suspense Fund Adjustment Amount”);

(vi) the Asset Tax Adjustment Amount (the “Estimated Asset Tax Adjustment Amount”);

(vii) the Cure Cost Adjustment Amount;

(viii) the Offsite Inventory Adjustment Amount; and

(ix) the Estimated Closing Adjustment Amount.

(b) Review and Comment. Sellers shall consider in good faith any reasonable comments of Buyer and its Representatives to the Pre-Closing Statement and address any indisputable arithmetic or calculation errors presented by Buyer or its Representatives; provided, however, that Buyer and its Representatives must present any such comments or arithmetic or calculation errors within two Business Days of Buyer’s receipt of such Pre-Closing Statement; provided, further, that Sellers shall have no obligation to modify the Pre-Closing Statement in any way that they determine in good faith is not appropriate and no dispute with respect to the Pre-Closing Statement shall be grounds for failure of any closing condition to be satisfied or for the Closing to be delayed. Subject to the limitations set forth in Section 6.1, Sellers shall reasonably cooperate with Buyer and its Representatives during their review of the Pre-Closing Statement, including providing on a timely basis all information reasonably necessary or useful in connection with the review of such Pre-Closing Statement as is reasonably requested by Buyer or any of its Representatives.

Section 2.4 Purchase Price Deposit. Promptly, but in any event within three Business Days of the date hereof, Buyer shall deposit with Citibank, N.A. (the “Escrow Agent”) the sum of Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) (the “Deposit Amount”), which will be either returned to Buyer or paid to Sellers as follows, in each case, in accordance with the Escrow Agreement: (a) if the Closing occurs, the Deposit Amount (i) shall remain in the escrow account held by the Escrow Agent, (ii) shall, from and after Closing, be deemed to be the Post-Closing Holdback Amount for all purposes hereof, and (iii)

shall be distributed in accordance with Section 2.8(c), (b) if this Agreement is terminated by Sellers pursuant to Section 8.1(e), then the Deposit Amount shall be paid to Sellers (which will be deemed fully earned by Sellers and compensation and consideration for entering into this Agreement), and Sellers shall have no further recourse against Buyer, or (c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 8.1(e), then the Deposit Amount shall be returned to Buyer and Buyer shall have no further recourse against Sellers. The Deposit Amount shall only constitute property of Sellers in the event that the Deposit Amount is required to be released to Sellers by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.5 Closing. The closing of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of GABLEGOTWALS, One Leadership Square, 211 North Robinson, Oklahoma City, Oklahoma 73102 at 10:00 a.m., prevailing Eastern time, on the date that is the final Business Day of the month during which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) has been satisfied or waived, or at such other date, time and place (or by means of remote communication) as the Parties agree. The date on which the Closing occurs is called the “Closing Date.”

Section 2.6 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers, or on their behalf, the following:

(a) the payment required to be made pursuant to Section 2.1;

(b) the certificates to be delivered pursuant to Section 7.3(c);

(c) [Intentionally Omitted];

(d) a counterpart to the assignment, bill of sale, deed and conveyance, in the form set forth on Exhibit G-1, in sufficient counterparts for recording in each county where the Transferred Assets that constitute real property interests are located, conveying the Transferred Assets that constitute real property interests to Buyer as of the Effective Time;

(e) a counterpart to the assignment, bill of sale and conveyance, in the form set forth on Exhibit G-2, conveying the Transferred Assets that constitute personal property interests to Buyer as of the Effective Time;

(f) counterparts to one or more duly executed assignment and assumption agreements with respect to the Transferred Contracts, in the form set forth on Exhibit G-3; and

(g) such other instruments of assumption and other instruments or documents, including letters-in-lieu of transfer orders, bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the assignment of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by Buyer.

Section 2.7    Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer, or on its behalf, the following:

(a)    the certificate to be delivered pursuant to Section 7.2(c) (the “Sellers’ Certificate”);

(b)    a counterpart to the assignment, bill of sale, deed and conveyance, in the form set forth on Exhibit G-1, in sufficient counterparts for recording in each county where the Transferred Assets that constitute real property interests are located, conveying the Transferred Assets that constitute real property interests to Buyer as of the Effective Time;

(c)    a counterpart to the assignment, bill of sale and conveyance, in the form set forth on Exhibit G-2, conveying the Transferred Assets that constitute personal property interests to Buyer as of the Effective Time;

(d)    counterparts to one or more duly executed assignment and assumption agreements with respect to the Transferred Contracts, in the form set forth on Exhibit G-3;

(e)    an IRS Form W-9 with respect to each Seller, duly completed and executed;

(f)    an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that each Seller is not a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder;

(g)    a certified copy of the Sale Order as entered by the Bankruptcy Court, vesting the Transferred Assets in Buyer free and clear of any Liens and other encumbrances (other than Permitted Encumbrances); and

(h)    such other instruments of assumption and other instruments or documents, including letters-in-lieu of transfer orders, bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by the applicable Seller.

Section 2.8    Purchase Price Adjustment Mechanics.

(a)    Post-Closing Determination.

(i)    Within 60 days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Sellers a written statement (the “Closing Statement”) that shall include Buyer’s good faith calculation (including reasonably detailed supporting calculations) of each of the following, in each case, calculated in accordance with the terms and definitions provided in this Agreement and customary industry accounting practices, and derived from, and properly reflecting, the Books and Records to the extent such Books and Records are complete and accurate:

(A)    the Inventory Adjustment Amount (the “Closing Inventory Adjustment Amount”);

(B)    the Seller Expense Adjustment Amount (the “Closing Seller Expense Adjustment Amount”);

(C)    the Hydrocarbon Revenue Adjustment Amount (the “Closing Hydrocarbon Revenue Adjustment Amount”);

(D)    the Buyer Expense Adjustment Amount (the “Closing Buyer Expense Adjustment Amount”);

(E)    the Suspense Fund Adjustment Amount (the “Closing Suspense Fund Adjustment Amount”);

(F)    the Asset Tax Adjustment Amount (the “Closing Asset Tax Adjustment Amount”);

(G)    the Cure Cost Adjustment Amount;

(H)    the Offsite Inventory Adjustment Amount;

(I)    the Final Closing Adjustment Amount; and

(J)    the Net Adjustment Amount.

(ii)    During the period of time from and after Buyer’s delivery of the Closing Statement to Sellers through the date upon which the Net Adjustment Amount shall have become subject to a Final Determination pursuant to Section 2.8(a) or Section 2.8(b), as applicable (such date, the “Net Adjustment Amount Determination Date”), Buyer shall (A) afford, and shall cause its Subsidiaries to afford, to Sellers and their Representatives reasonable access to the financial books, records and ledgers and personnel and Representatives (including accountants, subject to execution of customary access letters) of Buyer (including the Books and Records and the Continuing Employees) and to the financial books, records and ledgers of Buyer and such Representatives (including the work papers of accountants, subject to execution of customary access letters) relevant to the review of the Closing Statement, and (B) reasonably cooperate with Sellers and their Representatives, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by Sellers or their Representatives. The Closing Statement shall become final and binding as of 5:00 p.m., Central Daylight time, on the last day of the 20-day period following Buyer’s delivery of the Closing Statement to Sellers (the “Review Period”), unless, prior thereto, Sellers deliver to Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying in reasonable detail the nature and amount of any and all items in dispute as to the amounts set forth in the Closing Statement (each, a “Disputed Item”). Sellers shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in a Notice of Disagreement delivered prior to the end of the Review Period.

(iii)    The amounts of each of the Inventory Adjustment Amount, the Seller Expense Adjustment Amount, the Hydrocarbon Revenue Adjustment Amount, the Buyer Expense Adjustment Amount, the Suspense Fund Adjustment Amount, the Asset Tax Adjustment Amount, the Cure Cost Adjustment Amount, the Offsite Inventory Adjustment Amount and the Net Adjustment Amount, in each case as finally determined pursuant to Section 2.8(a)(ii) or Section 2.8(b), shall become final, binding and non-appealable on the Parties.

(b)    Dispute Resolution.

(i)    During the 30-day period following the delivery of a Notice of Disagreement by Sellers to Buyer in accordance with Section 2.8(a)(ii) (the “Resolution Period”), such Parties in good faith shall seek to resolve in writing any Disputed Items, and any discussions relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rules and evidence of such discussions shall not be admissible in any future Action between the Parties. Any Disputed Items resolved in writing between Sellers and Buyer within the Resolution Period shall be final, binding and non-appealable on the Parties. If Sellers and Buyer have not resolved all Disputed Items by the end of the Resolution Period, Sellers and Buyer shall submit, in writing, such unresolved Disputed Items (the “Submitted Items”) to the Independent Accountant.

(ii)    Each of Buyer and Sellers shall enter into a customary engagement letter with the Independent Accountant, which engagement letter shall specifically provide that the Independent Accountant shall resolve the Submitted Items in accordance with this Section 2.8(b)(ii). Each Party shall present a brief to the Independent Accountant (which, upon receipt of both such briefs, the Independent Accountant shall provide to the other Party) within ten days of the appointment of the Independent Accountant detailing such Party’s views as to the correct nature and amount of each Submitted Item (and for the avoidance of doubt, no Party may introduce a dispute to the Independent Accountant that is not a Submitted Item). Within ten days of a Party’s receipt of the other Party’s brief, the receiving Party may present a responsive brief to the Independent Accountant (which, upon receipt of both such responsive briefs, the Independent Accountant shall provide to the other Party). The Independent Accountant shall have the opportunity to present written questions to either Party, a copy of which shall be provided to the other Party. The Independent Accountant shall have no ex parte communication with either Party or its respective Representatives with respect to the matters contemplated by this Agreement or the transactions contemplated hereby. The Independent Accountant shall consider only the Submitted Items and Sellers’ and Buyer’s respective calculations thereof and whether such calculations (A) were prepared in accordance with this Agreement or (B) contained mathematical errors. The Independent Accountant shall not assign a value to any Submitted Item greater than the greatest value for such Submitted Item assigned by Sellers, on the one hand, or Buyer, on the other hand, or less than the smallest value for such Submitted Item assigned by Sellers, on the one hand, or Buyer, on the other hand. The Independent Accountant’s determination shall be based solely on (1) the presentations and responsive briefs by Sellers and Buyer made in accordance with the procedures set forth in this Agreement and (2) the terms of this Agreement relating to the determination of the Net Adjustment Amount and of each of the Inventory Adjustment Amount, the Seller Expense Adjustment Amount, the Hydrocarbon Revenue Adjustment Amount, the Buyer Expense Adjustment Amount, the Asset Tax Adjustment Amount, the Cure Cost Adjustment

Amount, the Offsite Inventory Adjustment Amount and the Suspense Fund Adjustment Amount, including the definitions provided in this Agreement relevant thereto, and, in each case, not on the basis of independent review by the Independent Accountant. The Independent Accountant shall make a written determination within 30 days of its appointment as to each such Disputed Item, which determination shall be final, binding and non-appealable on the Parties absent manifest error, fraud or manifest disregard for the provisions of this Section 2.8(b)(ii) (and in the event of such manifest error or disregard, the written determination shall be referred back to the Independent Accountant to correct the same). All fees and expenses of the Independent Accountant and of any enforcement of the determination thereof, shall be borne by Buyer.

(c)    Escrow Mechanics. In each case, in accordance with the Escrow Agreement:

(i)    From and after the Closing, the Escrow Agent shall continue to hold the Deposit Amount in escrow pursuant to the provisions of this Section 2.8(c), and such amount shall thereafter be deemed to be the “Post-Closing Holdback Amount” for all purposes hereof.

(ii)    As promptly as practicable, but in any event within one Business Day, after a Final Determination with respect to the Net Adjustment Amount pursuant to Section 2.8(a) or Section 2.8(b), Sellers shall deliver a written instruction to the Escrow Agent, with a copy to Buyer, instructing the Escrow Agent as follows:

(A)    if the Net Adjustment Amount is negative and the absolute value of such amount is less than the Post-Closing Holdback Amount, then the Escrow Agent shall disburse (1) an amount equal to the absolute value of the Net Adjustment Amount to Buyer and (2) any remaining Post-Closing Holdback Amount (after giving effect to the disbursement to Buyer in clause (1) above) to Sellers;

(B)    if the Net Adjustment Amount is negative and the absolute value of such amount is greater than or equal to the Post-Closing Holdback Amount, then the Escrow Agent shall disburse an amount equal to the Post-Closing Holdback Amount to Buyer, and Sellers shall have no further liability to Buyer with respect to the Net Adjustment Amount;

(C)     if the Net Adjustment Amount is positive then (1) the Escrow Agent shall disburse an amount equal to the Post-Closing Holdback Amount to Sellers and (2) concurrently with the delivery of the written instruction to the Escrow Agent pursuant to this Section 2.8(c)(ii)(C), Buyer shall deposit an amount equal to the Net Adjustment Amount by wire transfer of immediately available funds in an account or accounts to be designated by Sellers; and

(D)    if the Net Adjustment Amount is equal to zero, then Escrow Agent shall disburse an amount equal to the Post-Closing Holdback Amount to Sellers.

(iii)    Any disbursement of any amounts by the Escrow Agent pursuant to Section 2.4 or this Section 2.8(c) and/or the Escrow Agreement shall be made by wire transfer of immediately available funds to such account or accounts as may be designated in such written instruction, pursuant to the terms and subject to the conditions set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent, warrant and covenant to Buyer as of the date hereof and as of the Closing as follows:

Section 3.1    Organization; Good Standing. WSTR and WSTR II are limited liability companies duly organized, validly existing and in good standing under the Laws of the State of Oklahoma. WSTR Operating is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2    Authority; Approval. Subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby:

(a)    each Seller (i) has all right, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and has all requisite corporate or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party, (ii) has all requisite limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept applies, is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification; and

(b)    this Agreement has been duly executed and delivered by each Seller and, when executed and delivered by Buyer, WSTR Holdings and WSP Finance, will constitute a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms (assuming the entry of the Sale Order), subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Equitable Exception”).

Section 3.3    Governmental Filings; No Violations.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits and authorization set forth on Schedule 3.3(a), subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, no filing, notice, report, consent, registration, approval, permit or authorization is required to be given, filed or obtained by any Seller to or from any Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or the transactions contemplated hereby.

(b)    The execution, delivery and performance by Sellers of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the Transferred Assets under (i) any provision of the articles, by-laws or comparable governing documents of any Seller, (ii) subject to the Sale Order, any Law or Order to which any Seller, the Business and the Transferred Assets are subject, or (iii) subject to the Sale Order, any Material Contract, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4    Litigation. Except for the general pendency of the Bankruptcy Proceeding and Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there are no Actions pending or, to the Knowledge of Sellers, threatened against any Seller that are attributable to any of the Transferred Assets or the ownership or operation thereof.

Section 3.5     Upstream Leases; Wells. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    To Sellers’ Knowledge, no Seller is in breach or default under any Upstream Lease and no Seller has received a written notice of a breach or default of the terms of the Upstream Leases. The Upstream Leases are in full force and effect in accordance with their terms and no event has occurred which constitutes, or which with notice or lapse of time or both would constitute, a material breach or default by any Seller (or to Sellers’ Knowledge, any other party thereto) of its obligations under any of the Upstream Leases.

(b)    All Wells have been drilled and completed within the limits permitted by all applicable Upstream Leases, Contracts, Laws and pooling or unit agreements.

(c)    Except for immaterial filings, notices, reports, consents, registrations, approvals, permits and authorization to be made or obtained following the Closing or as set forth on Schedule 3.5(c), there are no preferential rights to purchase, tag rights, drag rights, co-sale rights or other similar rights or consents, approvals or authorizations to assign or transfer any of the Upstream Leases that by their terms (i) may be withheld at the sole discretion of the consenting party, (ii) would result in the affected Upstream Lease being terminated if such consent is not obtained, (iii) would render the purported assignment of the affected Upstream Lease void or voidable if such consent is not obtained or (iv) would trigger the payment of liquidated damages if such consent is not obtained.

Section 3.6    Material Contracts. Other than this Agreement, the other Transaction Documents and the DIP Financing, Schedule 3.6 sets forth a true and correct list of the following Seller Contracts to the extent relating to the Transferred Assets (together, the “Material Contracts”):

(a)    any participation agreements, joint development agreements, exploration agreements, purchase and sale agreements, farm-out, farm-in or joint venture agreements, data license agreements, seismic license agreements, acreage dedication agreements, partnership agreements or similar agreements;

(b)    any unit agreements, communitization agreements, unit operating agreements or operating agreements;

(c)    any Seller Contract that is a dedication of production or otherwise requires such production be transported or processed in a particular fashion;

(d)    any Seller Contract which is reasonably expected by Sellers as of the date hereof to either (i) involve any future aggregate receipts of revenues by Sellers in excess of $100,000 during any single calendar year or (ii) involve any future aggregate payments or obligations by Sellers in excess of $100,000 during any single calendar year;

(e)    any Midstream Contract;

(f)    any Hedge Contract;

(g)    any Upstream Easement;

(h)    any non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any Seller conducts the Business;

(i)    any Seller Contract that contains a call or option on production or similar right;

(j)    any seismic or other geophysical acquisition or sharing agreement or license;

(k)    any Seller Contract with any Affiliate of any Seller that will be binding on Buyer from and after the Closing Date;

(l)    any lease of real or personal property; and

(m)    any Seller Contract to abandon, clean up, restore and/or remediate the premises covered by or related to the Properties.

True, correct and complete copies of all Material Contracts (including all amendments or modifications thereto) have been provided or otherwise made available to Buyer prior to the execution of this Agreement.

Section 3.7    Production Contracts. Except for the Material Contracts, no Seller is party to any Contract for the sale of Hydrocarbons from the Properties containing take-or-pay, advance payment or prepayment provisions. No Seller has received any prepayment or buydown such that Buyer will be obligated post-Closing to make deliveries of Hydrocarbons without receiving full payment therefor.

Section 3.8    Compliance with Laws; Permits. To Sellers’ Knowledge: (a) the Business has not been, and is not being, conducted in violation of any Laws applicable to the Business or the Transferred Assets, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) no written notice of any investigation or review by any Governmental Entity with respect to any Seller has been received by any Seller or its Affiliates, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) no Seller has received any written notice of any material noncompliance with any such applicable Laws that has not been cured as of the date hereof; and (d) each Seller has obtained and is in compliance with all Permits and Orders issued or granted by a Governmental Entity necessary to conduct its Business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9    Brokers and Finders. Except for fees and expenses payable to Guggenheim Securities, LLC and Alvarez & Marsal North America LLC by Sellers, there are no fees or expenses payable by any Seller to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers in connection with the transactions contemplated hereby.

Section 3.10    Employees.

(a)    No Seller is a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of any Seller and, to Sellers’ Knowledge, there are not any activities or proceedings of any labor union to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to any Seller or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to Sellers’ Knowledge, threatened against or affecting any Seller; (iii) there is no representation claim or petition pending before any applicable Governmental Entity; and (iv) there are no charges with respect to or relating to any Seller pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b)    Sellers are and have been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.

(c)    To Sellers’ Knowledge, no employee or individual independent contractor of any Seller or any of their Subsidiaries’ is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Person’s best efforts to promote the interests of the Business or that would materially conflict with the Business as currently conducted.

Section 3.11    Employee Benefit Plans.

(a)    Schedule 3.11(a) contains a correct and complete list of all Seller Plans. With respect to each Seller Plan, Sellers have provided to Buyer or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Seller Plan; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; and (v) the most recent determination letter received by Sellers from the IRS regarding the tax-qualified status of such Seller Plan.

(b)    No Seller Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Sellers, nor any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Sellers.

(c)    With respect to each Seller Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code.

(d)    There are no pending or, to Sellers’ Knowledge, threatened actions, claims or lawsuits against or relating to the any Seller Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Seller Plans with respect to the operation of such plans (other than routine benefits claims). No Seller Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity.

(e)    Each Seller Plan has been established, maintained, administered and funded in accordance with its terms, and in compliance in all material respects with ERISA, the Code and other applicable Laws.

(f)    None of the Seller Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA at the expense of the participant or the participant’s beneficiary.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of any Seller or with respect to any Seller Plan; (ii) increase any benefits otherwise payable under any Seller Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from any of the Sellers as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

Section 3.12    Imbalances. Except as set forth on Schedule 3.12, as of the date hereof, there are no Imbalances associated with the Transferred Assets for which the Parties have not otherwise mutually agreed upon an adjustment to the Purchase Price related thereto.

Section 3.13    Suspense Funds. Schedule 3.13 sets forth a true and correct list of all Suspense Funds as of September 11, 2019.

Section 3.14    Plugging and Abandonment Status. All Wells have been drilled and completed in accordance with and within the limits permitted by all applicable Laws, Upstream Leases and Contracts. There is no Well or Upstream Equipment located on the lands covered by or burdened by the Upstream Leases that Sellers have a present obligation to plug, dismantle and/or abandon.

Section 3.15    Hedging. There are no futures, options, swaps or other derivatives with respect to the sale of Hydrocarbons from the Properties that are or will be binding on the Properties at any time after the Closing Date.

Section 3.16    Consents. Other than the Necessary Consents set forth on Schedule 3.16, there are no other Necessary Consents that any Seller is required to obtain in connection with the conveyance of the Transferred Assets from Sellers to Buyer under the terms of this Agreement.

Section 3.17    Preferential Purchase Rights. To Sellers’ Knowledge, Schedule 3.17 lists all Preferential Purchase Rights applicable to the transactions contemplated by this Agreement.

Section 3.18    AFEs. Schedule 3.18 contains a list, true and correct as of the date set forth therein, of all material authorities for expenditures (collectively, “AFEs”) for capital expenditures with respect to the Properties that have been proposed by any Person having authority to do so (including internal AFEs of a Seller not delivered to third parties) or other commitment to make expenditures in respect of the ownership or operation of the Properties.

Section 3.19    Non-Consent Operations. Except as set forth on Schedule 3.19, to Sellers’ Knowledge, no operations are being conducted or have been conducted on the Properties with respect to which a Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of such Seller’s rights have not yet reverted to it.

Section 3.20    Taxes. Each Seller has (a) timely filed or caused to be filed on its behalf all material Tax Returns required to be filed by it in connection with the Asset Taxes on or prior to the date hereof (taking into account any valid extension of the due date for filing) and (b) timely paid all material Asset Taxes shown as due and payable on such Tax Returns. No material examination of any such Tax Return required to be filed by such Seller in connection with the Asset Taxes is currently in progress by any Governmental Entity. With respect to any such Tax Returns required to be filed by a Seller in connection with the Asset Taxes, no material adjustment has been proposed in writing for the last five (5) fiscal years by any Governmental Entity. Sellers have complied with all escheat or unclaimed property laws with respect to funds (including the Suspense Funds) or property received or held in connection with owning or operating the Properties.

Section 3.21    Upstream Equipment. To Sellers’ Knowledge, except as would not have a Material Adverse Effect, all of the Upstream Equipment is in a state of reasonable repair (ordinary wear and tear excepted) so as to be suitable for the purposes of which such equipment was constructed, obtained or is currently being used in all material respects.

Section 3.22    Title Matters. Except as set forth on Schedule 3.22, to Sellers’ Knowledge, Sellers hold Good and Defensible Title to each of the Properties and, subject to the entry of the Sale Order, at the Closing, Buyer shall be vested with Good and Defensible Title to the Properties.

Section 3.23    Environmental Matters. As of the date hereof:

(a)    to Sellers’ Knowledge, the Properties are in compliance with all applicable Environmental Laws, except for any non-compliance that would not reasonably be expected to result in a Material Adverse Effect;

(b)    to Sellers’ Knowledge, Sellers possess and are in compliance with all Permits required under Environmental Laws for the ownership or operation of the Properties, except where the failure to possess or comply would not reasonably be expected to result in a Material Adverse Effect;

(c)    with respect to Sellers’ operation of the Properties, Sellers have not received any written notice of a violation of applicable Environmental Law from any Governmental Entity, the subject of which is unresolved, except for such notices as would not reasonably be expected to result in a Material Adverse Effect;

(d)    Sellers have not received any written notice of potential liability for a release of Hazardous Substances, or liability for any investigatory, remedial, or corrective obligation arising under Environmental Laws, in each case with respect to the Properties, the subject of which is unresolved, except for such notices as would not reasonably be expected to result in a Material Adverse Effect; and

(e)    there is no Action or Order pending, outstanding, or, to Sellers’ Knowledge, threatened against Sellers pursuant to Environmental Law with respect to the Properties, except for such Actions and Orders as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.24    Payments. Except as set forth on Schedule 3.24, and excluding the Suspense Funds, to Sellers’ Knowledge, all delay rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments due with respect to the Properties, in each case, to the extent attributable to the period of time prior to the Effective Time, have been properly and fully paid.

Section 3.25    No Other Representations or Warranties.

(a)    Except for the representations and warranties contained in this Article III and in the documents to be delivered by Sellers at Closing pursuant to Section 2.7(b), Section 2.7(c), Section 2.7(d) and Section 2.7(h) (together, the “Conveyance Documents”) and the Sellers’ Certificate, no Seller nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of Sellers’ or their Affiliates’ respective Representatives. Except for the representations and warranties contained in this Article III, the Conveyance Documents and the Sellers’ Certificate, each Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Transferred Assets (including any express or implied warranty of merchantability or fitness for a particular purpose) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Sellers or any of its Affiliates). Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the Transferred Assets or the use thereof. The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Material Adverse Effect.

(b)    Each Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby or with respect to the accuracy or completeness of any other information provided, or made available, to Sellers in connection with the transactions contemplated hereby and none of the Sellers has relied on any representation or warranty other than those expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing as follows:

Section 4.1    Organization, Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2    Authority; Approval.

(a)    Buyer (i) has all right, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and has all requisite limited liability company or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this

Agreement and the other Transaction Documents to which it is or will become a party, (ii) has all requisite limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept applies, is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

(b)    This Agreement has been duly executed and delivered by Buyer and, when executed and delivered by Debtors, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Equitable Exception.

Section 4.3    Government Filings; No Violations.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits and authorization set forth on Schedule 4.3(a), and subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, no filing, notice, report, consent, registration, approval, permit or authorization is required to be given, filed or obtained by Buyer to or from any Governmental Entity in connection with the execution, delivery and performance by Buyer of this Agreement or the transactions contemplated hereby.

(b)    The execution, delivery and performance by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) any provision of the articles, by-laws or comparable governing documents of Buyer, (ii) subject to the Sale Order, any Law or Order to which Buyer is subject or (iii) subject to the Sale Order, any Contracts to which Buyer is a party, except, in the case of clauses (i) and (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated herein.

Section 4.4    Available Funds. Buyer has sufficient funds available to it in cash to pay or cause to be paid the Adjusted Purchase Price, all Cure Costs and the other fees and expenses required to be paid by Buyer in connection with the transactions contemplated hereby, and to effect the transactions contemplated hereby. Upon the consummation of the transactions contemplated hereby, (a) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer will not be impaired.

Section 4.5    Condition of the Business. Buyer acknowledges and agrees:

(a)    (i) that it has conducted its own independent review and analysis of the Business and the Transferred Assets and the rights and obligations it is acquiring and assuming under this Agreement and the other Transaction Documents, as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby (including with respect to title and Environmental Law matters, as further described in Section 6.1(c)) and (ii) that Buyer will acquire the Transferred Assets (A) without any representation or warranty, express or implied, as to the fitness for purpose, merchantability, condition, quantity or quality of the Transferred Assets or any part thereof and (B) in an “as is” condition and on a “where is” and “with all faults” basis without any warranty whatsoever, legal or conventional, at Buyer’s own risk as more fully set out in Section 3.25, except, in each case, for the representations and warranties expressly set forth in Article III of this Agreement and in the Conveyance Documents; and

(b)    certain of the Transferred Assets have been used for Hydrocarbon drilling and production operations and various related oil field operations. Physical changes or environmental impacts in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, or environmental conditions the locations of any of which may not now be known by Sellers or be readily apparent by a physical inspection of the Property. Buyer acknowledges that it understands that Sellers may not have the requisite information with which to determine the exact nature or condition of the Properties or the effect any such use has had on the physical condition of the Transferred Assets. In addition, Buyer acknowledges that some oil field production equipment may contain asbestos and/or naturally occurring radioactive material (“NORM”). In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, material, and equipment as scale or in other forms, and that the wells, materials, and equipment located on the Transferred Assets may contain NORM and that NORM containing materials may be buried or have been otherwise disposed of on the Transferred Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Transferred Assets where it may be found.

Section 4.6    Brokers and Finders. There are no fees or expenses payable by Buyer to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer in connection with the transactions contemplated hereby.

Section 4.7    No Other Representations or Warranties.

(a)    Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated hereby, and Buyer disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer or any of Buyer’s or its Affiliates’ respective Representatives. The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a material adverse effect.

(b)    Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, the Conveyance Documents and the Sellers’ Certificate, no Seller nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer in connection with the transactions contemplated hereby and Buyer has not relied on any representation or warranty other than those expressly set forth in Article III, the Conveyance Documents and the Sellers’ Certificate.

(c)    Buyer acknowledges and agrees that the enforceability of this Agreement against Sellers is subject to receipt of the Sale Order.

ARTICLE V

BANKRUPTCY MATTERS

Section 5.1    Competing Transactions.

(a)    Consummation of the transactions contemplated hereby is subject to approval by the Bankruptcy Court and the consideration by Debtors and the Bankruptcy Court of higher or better competing bids. From and after the date hereof until the Auction is declared closed by Debtors, Debtors shall be permitted to cause their respective Representatives and Affiliates to perform any and all other acts related thereto which are required or permitted under the Bankruptcy Code, the Bid Procedures Order or other applicable Law, including supplying information relating to the Business and the assets of Debtors to prospective Buyers.

(b)    If, upon completion of the Auction, Sellers have agreed to sell their assets under a Competing Transaction, Sellers may select Buyer as an Alternate Bidder (as defined in the Bid Procedures) or may select another Alternate Bidder as provided in the Bid Procedures. Buyer hereby agrees and acknowledges that it shall serve as an Alternate Bidder if so requested.

Section 5.2    Bankruptcy Court Filings.

(a)    Buyer and Debtors shall take all actions as may be reasonably necessary to cause the Sale Order to be issued, entered and become a Final Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Buyer agrees that it will promptly take such actions as are reasonably requested by Debtors to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” Buyer under Section 363(m) of the Bankruptcy Code.

(b)    On or before the date that is two Business Days from the Bid Deadline, Debtors shall file with the Bankruptcy Court and serve an Assumption Notice by first class mail on all non-Debtor counterparties to all executory contracts and unexpired leases that are Transferred Contracts and provide a copy of the same to Buyer. The Assumption Notice shall (i) inform each recipient that its respective Contract may be designated by Buyer as assumed and assigned, (ii) set forth the proposed Cure Costs and (iii) inform each recipient of the requirement to file and duly serve any Contract Objections (as defined in the Bid Procedures Order) and the deadline to file and serve any such Contract Objection.

(c)    Debtors shall use their commercially reasonable efforts to file the Sale Order and have entered the Sale Order as promptly as practical as may be permitted by the Bankruptcy Court, or such later date consented to by Buyer and Sellers.

(d) The Parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order, including, with respect to Debtors, sharing in advance any drafts thereof for Buyer’s review and comment. Each Debtor shall promptly provide Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court that such Debtor has in its possession (or receives) pertaining to the Sale Order, or any other order related to any of the transactions contemplated hereby, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise made available to Buyer and its counsel. No Debtor shall seek any modification to the Bid Procedures Order and the Sale Order by the Bankruptcy Court or any other Governmental Entity of competent jurisdiction to which a decision relating to the Bankruptcy Proceeding has been appealed, in each case, without the prior written consent of Buyer (not to be unreasonably withheld).

(e) If the Sale Order, or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bid Procedures Order and the Sale Order, or other such order), subject to rights otherwise arising from this Agreement, Debtors shall use commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

ARTICLE VI

COVENANTS

Section 6.1 Access and Information.

(a) From the date hereof through the Closing Date, subject to Section 6.1(c), Buyer will be entitled, through its Representatives, to make such investigation of the Transferred Assets and the Assumed Liabilities as it reasonably requests. Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under applicable Law. Sellers will direct and use their commercially reasonable efforts to cause their Representatives to cooperate with Buyer and Buyer’s Representatives in connection with such investigation and examination, and Buyer and its Representatives will cooperate with Sellers and their Representatives, including, but not limited to, granting Buyer and its Representatives reasonable access to the Properties for inspection; provided, that: (i) any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including applicable privacy and competition laws), under the supervision of Sellers’ personnel and in such a manner as to maintain confidentiality and not to interfere with the normal operations of the Business of Sellers and their Affiliates; and (ii) the foregoing shall not require Sellers to disclose information or materials (A) protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure or violate any applicable Laws related to the exchange of information or (B) relating to other bids or potential bids for any of the Transferred Assets.

(b) During the period from the date of this Agreement to the Closing, Sellers agree to provide Buyer, upon reasonable advance notice to Sellers, with reasonable opportunity to interview or otherwise meet with each Asset Employee during Sellers’ regular business hours in order to determine if Buyer wishes to offer employment to any such Asset Employee; provided, however, that any such reasonable opportunity shall be conducted in such a manner as not to interfere with the conduct of the Business.

(c) Buyer hereby waives any right to assert any Title Defect or Environmental Defect with respect to the Properties or any Transferred Asset. The Parties agree that no Property shall be excluded from the Transferred Assets and there shall be no reduction to the Purchase Price or the Adjusted Purchase Price on account of any actual or alleged Title Defect, Environmental Defect or related matter.

Section 6.2 Interim Operations of the Business.

(a) Except (i) as required by applicable Law, the DIP Financing or as authorized by any Order of the Bankruptcy Court, which Order is consistent with this Agreement, (ii) as otherwise expressly contemplated by this Agreement or another Transaction Document, (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (iv) as set forth on Schedule 6.2, or (v) as relates solely and exclusively to any Excluded Assets or Excluded Liabilities, during the period from the date hereof to and through the Closing Date, Sellers will use commercially reasonable efforts to (A) conduct the Business in the Ordinary Course and maintain the Transferred Assets in their current condition, ordinary wear and tear excepted and (B) maintain in full force and effect each Upstream Lease.

(b) Except (i) as required by applicable Law, the DIP Financing or as authorized by any Order of the Bankruptcy Court, which Order is consistent with this Agreement, (ii) as otherwise expressly contemplated by this Agreement or another Transaction Document, (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (iv) as set forth on Schedule 6.2, or (v) as relates solely and exclusively to any Excluded Assets or Excluded Liabilities, during the period from the date hereof to and through the Closing Date, no Sellers shall take any of the following actions:

(i) sell, lease, transfer, mortgage, pledge, assign or otherwise dispose of any Transferred Assets (or permit to become subject to any additional Lien, other than in respect of Permitted Encumbrances, or Liens arising in connection with the DIP Financing), other than dispositions of Hydrocarbon production and tangible inventory in the Ordinary Course;

(ii) enter into any new Contract that would constitute a Material Contract if entered into prior to the date of this Agreement, or materially amend or modify any Material Contract (other than an Excluded Contract or pursuant to Section 1.5(c));

(iii) make or authorize any payment of, or accrual or commitment for, capital expenditures, other than capital expenditures less than $50,000 individually;

(iv) except as required pursuant to the terms of any Seller Plan listed on Schedule 3.11(a) or as otherwise required by applicable Law, (A) increase the compensation or benefits (including severance or termination pay) of, or grant new retention or incentive awards to, any Asset Employee, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Seller Plan or any arrangement that would have been a Seller Plan had it been entered into prior to this Agreement, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits of any Asset Employee, (D) forgive any loans or issue any loans (other than advancement of routine travel advances issued in the Ordinary Course) to any Asset Employee, (E) hire any individual who would be an Asset Employee, change the terms of employment of any individual who is not an Asset Employee so that he or she would be an Asset Employee or change the terms of employment of any Asset Employee so that he or she would not be an Asset Employee, (F) terminate the employment of any Seller Employee other than for cause or (G) become a party to, establish, adopt or commence participation in any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(v) abandon, sell, encumber or otherwise dispose of any material Transferred Assets, other than any obsolete or damaged assets or sale of Hydrocarbons, in each case, in the Ordinary Course;

(vi) waive, release, assign, settle or compromise any material Action relating to the Business to the extent that such waiver, release, assignment, settlement or compromise (A) imposes any binding obligation or restriction, whether contingent or realized, on the Transferred Assets and/or Buyer, or (B) waive or releases any material rights or claims that would constitute Transferred Assets; or

(vii) authorize, or commit or agree to take, any of the foregoing actions.

Section 6.3 Cooperation; Status Updates.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Parties shall cooperate with each other and use their respective reasonable best efforts to: (i) take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement or applicable Law to consummate the transactions contemplated hereby as promptly as reasonably practicable in accordance with the Bid Procedures; (ii) not to take any action prior to the Closing that would reasonably be expected to materially delay the consummation of the transactions contemplated hereby, except to the extent such action is otherwise contemplated by this Agreement or the Bid Procedures; (iii) provide the other Party with cooperation and take such actions as such other Party may reasonably request in connection with the consummation of the transactions contemplated hereby; and (iv) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated hereby.

(b) Status Updates. Each of Sellers and Buyer shall promptly notify the other Party or Parties, as applicable, of the occurrence, to such Parties’ or Party’s, as applicable, knowledge, of any event or condition, or the existence of any fact, that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied.

Section 6.4 Tax Matters.

(a) Transfer Taxes. All documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated hereby (collectively, “Transfer Taxes”) will be borne by Buyer, regardless of the Party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. Sellers and Buyer will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes, including by recording the Conveyance Documents, and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

(b) Asset Taxes. Sellers shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins at or after the Effective Time. For purposes of this Section 6.4(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Article II, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by Sellers) is ultimately determined to be different than the amount (if any) that was taken into account in the Closing Statement as finally determined pursuant to Section 2.8, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.4(b). Buyer shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Governmental Entity of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Sellers harmless for any failure to file such Tax Returns and to make such payments. Sellers shall be responsible for the preparation and timely filing of any Tax Returns and payment to the applicable Governmental Entities of all Asset Taxes that become due and payable prior to the Closing Date, and Seller shall indemnify and hold Buyer harmless for any failure to file such Tax Returns and to make such payments.

(c) Purchase Price Allocation.

(i) As promptly as practicable after the Closing Date, but no later than 90 days thereafter, Buyer will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and among the Transferred Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”). Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Buyer in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 6.4(c)(i) the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Buyer receives the Allocation Notice of Objection, Buyer and Sellers will use their commercially reasonable efforts to agree on the allocations. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, internationally-recognized accounting firm mutually agreeable to Buyer and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The fees and expenses of such accounting firm will be apportioned among Sellers and Buyer equally. For the avoidance of doubt, in administering any Action, the Bankruptcy Court shall not be required to apply the Final Allocation Statement in determining the manner in which the Adjusted Purchase Price should be allocated as between Sellers and their respective estates.

(ii) Sellers and Buyer and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement. Neither Sellers nor Buyer will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement unless required to do so by applicable Law.

(d) Cooperation and Audits. Buyer and Sellers will cooperate fully with each other regarding Tax matters and will make available to the other as reasonably requested all information, records and documents relating to Taxes with regard to the Transferred Assets and Continuing Employees until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes. Notwithstanding anything in this Section 6.4(d) to the contrary, Buyer and its Affiliates shall not be required to provide to Sellers and their Affiliates any records, Tax Returns or any other information, in each case, which includes any information not solely related to the Transferred Assets or Continuing Employees.

Section 6.5 Employment Matters.

(a) Schedule 6.5(a) sets forth the names of all individuals who are Seller Employees as of September 11, 2019 and whose job responsibilities relate to the ownership, operation or use of the Business (the individuals set forth on Schedule 6.5(a), as such Schedule shall be updated by Sellers in accordance with this Section 6.5(a), the “Asset Employees”). Schedule 6.5(a) also sets forth, for each Asset Employee as applicable, the Asset Employee’s job title, date of hire, work location, exempt or non-exempt status, leave status (including, if applicable, type of leave and expected return date), annual base salary and target bonus opportunity for 2019 (the “Asset Employees Schedule”). The Asset Employees Schedule shall be held in confidence and shall not be filed with the Bankruptcy Court (unless under seal). From time to time following the date hereof (and not later than fifteen (15) Business Days prior to the expected Closing Date), to the extent necessary, Sellers shall update the Asset Employees Schedule to reflect any changes thereto permitted by this Agreement. Sellers shall provide Buyer with any such updated Asset Employees Schedule at least fifteen (15) Business Days prior to the expected Closing Date. Buyer, in its sole discretion, may add Seller Employees to Schedule 6.5(a) by providing written notice of such additions to Sellers not later than five (5) Business Days prior to the expected Closing Date.

(b) Prior to the expected Closing Date, Buyer (or an Affiliate thereof) may, in Buyer’s sole discretion, make oral or written offers of employment to any of the Asset Employees effective as of the Closing, and Sellers shall terminate the employment of any such Asset Employee who is not on leave effective as of the Closing; provided, that, notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to make an offer of employment to any Asset Employee (and shall have no obligation to hire any Asset Employee). Such offers of employment shall be on such terms and subject to such conditions as the Buyer determines in its sole discretion. All Asset Employees who accept employment with Buyer and who subsequently commence employment with Buyer, pursuant to an offer described either in this Section 6.5(b) or in Section 6.5(c) are referred to herein as “Continuing Employees” and the date on which any Continuing Employee so commences employment shall be referred to herein as such Continuing Employee’s “Transfer Date.” Sellers shall cooperate with Buyer in respect of Buyer’s efforts to hire and retain any Asset Employee who accepts an offer of employment with Buyer.

(c) With respect to any Asset Employee who is on leave as of the Closing Date, Buyer may, but is not required to, make an offer of employment to such Asset Employee with Buyer, contingent upon such Asset Employee’s return to active status within three (3) months following the Closing Date or such longer period as may be required by applicable Law and Sellers, if applicable, shall terminate the employment of such Asset Employee on the date of their return to active status.

(d) All Continuing Employees shall become employees of Buyer, effective as of 11:59 p.m. CT on the applicable Transfer Date.

(e) Buyer shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, to the extent that such conditions, limitations and waiting periods were waived, satisfied or inapplicable under an analogous Seller Plan, (ii) give each Continuing Employee credit for any co-

payments, deductibles and similar amounts paid by such Continuing Employee and his or her eligible dependents prior to the Closing Date under an analogous Seller Plan with respect to the plan year in which the Closing Date occurs and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Sellers prior to the Closing Date for purposes of vesting, benefit accrual and eligibility to participate under each benefit plan of Buyer or its Affiliates in which such Continuing Employee participates following the Closing, to the extent such service was credited under an analogous Seller Plan, except for benefit accrual under defined benefit pension plans, vesting under equity-based or similar incentive compensation award, for purposes of qualifying for any retiree health or welfare benefits or to the extent it would result in a duplication of benefits.

(f) Nothing in this Agreement, express or implied, shall (i) be treated as an amendment of any Seller Plan or any employee benefit plan of Buyer, (ii) prevent Buyer or any of its Affiliates from amending or terminating any compensation or benefit plan of Buyer or its Affiliates on or after the Closing Date in accordance with their terms; (iii) prevent Buyer or any of its Affiliates from modifying or terminating the employment or terms of employment of any Continuing Employee or (iv) confer upon any Person other than the Parties any rights or remedies of any nature whatsoever, including any right to employment, any terms of employment or continued employment for any period. No Person other than the Parties is a third-party beneficiary or entitled to any other rights under this Section 6.5 or under any other provisions of this Agreement. Without limiting the foregoing, no provision of this Agreement shall require Buyer to make available to any Person any specific or specific-level of health insurance or other insurance, severance vacation, pension, compensation or other benefits; provided, that it otherwise complies with its obligations pursuant to this Section 6.5.

Section 6.6 Confidentiality. Each Party acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference in their entirety (and the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time all obligations under the Confidentiality Agreement shall terminate (other than those which expressly survive the termination thereof pursuant to its terms)). If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Buyer acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by Debtors to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Debtors acknowledge that from and after the Closing, all non-public information relating to the Transferred Assets and the Assumed Liabilities, will be valuable and proprietary to Buyer and its Affiliates. Debtors agree that, from and after the Closing, no Debtor will disclose to any Person any information relating to Buyer and its Affiliates, the Transferred Assets or the Assumed Liabilities, except as required by Law or Order or Bankruptcy Court requirement, or as otherwise becomes available in the public domain other than through any action by any Debtor in violation of its obligations under this Section 6.6; provided, however, that the foregoing shall not restrict disclosures by Buyer or Sellers that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder.

Section 6.7 Publicity. With the exception of press releases issued by WSTR and Buyer on the date hereof and the Closing Date in forms mutually agreeable to WSTR and Buyer, Buyer and Debtors will not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties, which approval may not be unreasonably withheld, except that such consent shall not be required in connection with ordinary or required pleadings made by any Debtor in the Bankruptcy Court or if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that Buyer or Debtors, as applicable, will use its or their commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text of any such required disclosure.

Section 6.8 Maintenance of Books and Records. After the Closing Date, Buyer shall until the sixth anniversary of the Closing Date, preserve, maintain and retain all books, records, other documents and electronically stored information Related to the Business, including the Books and Records, in existence on the Closing Date and, subject to compliance with applicable Law, make the same available for inspection and copying by Sellers, any of Sellers’ successors or assigns or any trustee in bankruptcy and, in each case, any of their respective Representatives for any reasonable business purpose or compliance with any obligation under any applicable Law, during normal business hours of the Business upon reasonable request and upon reasonable notice.

Section 6.9 Transition Services. Following the Closing, Buyer and Sellers shall negotiate in good faith regarding provision by Sellers of support and transitional services to Buyer as are reasonably needed by Buyer and requested by Buyer in good faith; provided, that all such services shall be provided at the sole cost of Buyer.

Section 6.10 Allocated Value. The allocation of the Purchase Price among each Well shall be as set forth on Exhibit D. Sellers make no representations or warranties as to the accuracy of such allocation.

Section 6.11 Financial Statements.

(a) Sellers shall use commercially reasonable efforts to provide to Buyer, at Buyer’s expense, as promptly as reasonably practicable after Closing any financial statements reasonably requested by Buyer for periods prior to Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Each Party’s Obligation. The Parties’ obligations to consummate the transactions contemplated hereby are subject to the fulfillment of, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order of a Governmental Entity of competent jurisdiction or any Law preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not subject to a stay.

Section 7.2 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations of Sellers contained in this Agreement that are not qualified by materiality or “Material Adverse Effect” or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (ii) the representations of Sellers contained in this Agreement that are qualified by materiality or “Material Adverse Effect” or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date;

(b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c) Buyer shall have received from Sellers a certificate signed by an authorized officer of Sellers on behalf of Sellers certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d) Sellers shall have delivered, or caused to be delivered, to Buyer all of the items set forth in Section 2.7.

Section 7.3 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations and warranties of Buyer contained in this Agreement that are not qualified by materiality or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (ii) the representations and warranties of Buyer contained in this Agreement that are qualified by materiality or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date;

(b) Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

(c) Sellers shall have received from Buyer a certificate signed by an authorized officer of Buyer on behalf of Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d) Buyer shall have delivered to Sellers all of the items set forth in Section 2.6.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of Buyer and Sellers;

(b) automatically, upon the consummation of a Competing Transaction;

(c) by either Party, upon written notice to the other Party:

(i) if the Closing has not occurred by 5:00 p.m., Central Daylight time, on November 1, 2019 (the “Termination Date”), which date may be extended by mutual agreement of the Parties or otherwise pursuant to Section 8.1(d)(i) or Section 8.1(e)(i); provided, that if the Closing has not occurred on or before the Termination Date due to a material breach of any covenants or agreements contained in this Agreement by Buyer or Sellers so as to cause any of the conditions of the other Party or Parties, as applicable, set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied, as applicable, then such breaching Party or Parties may not terminate this Agreement pursuant to this Section 8.1(c)(i);

(ii) if there is in effect a final non-appealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 8.1);

(iii) if the Bankruptcy Proceeding is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

(d) by Buyer, upon written notice to Sellers:

(i) in the event of a material breach by Sellers of any representation or warranty or any covenant or agreement contained in this Agreement that (A) would result in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within thirty days after the giving of written notice by Buyer to Sellers of such breach; provided, that Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, further, that in the event that Buyer provides such written notice to Sellers within thirty days of the Termination Date, then the Termination Date shall be extended until the end of the thirty-day cure period set forth in this Section 8.1(d)(i);

(ii) if, following entry by the Bankruptcy Court of the Sale Order, the Sale Order is materially amended, modified or supplemented without Buyer’s prior written consent or is voided, reversed or vacated (provided, that Buyer shall not be able to terminate this Agreement pursuant to this Section 8.1(d)(ii) if, prior to such termination, the Sale Order shall have become a Final Order); or

(e) by Sellers, upon written notice to Buyer:

(i) in the event of a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement, if (A) such breach would result in a failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within thirty days after the giving of written notice by Sellers to Buyer of such breach; provided, that Sellers are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, further, that in the event that Sellers provide such written notice to Buyer within thirty days of the Termination Date, then the Termination Date shall be extended until the end of the thirty-day cure period set forth in this Section 8.1(e); or

(ii) (A) if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, all of which are capable of being satisfied at the Closing), (B) Sellers have irrevocably confirmed by written notice to Buyer that (1) all conditions set forth in Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at Closing) or that it would be willing to waive any unsatisfied conditions in Section 7.3 if the Closing were to occur, and (2) they are ready, willing and able to consummate the Closing and (C) Buyer fails to consummate the Closing within two Business Days following the date the Closing should have occurred pursuant to Section 2.5; provided, however, that any purported termination by Buyer pursuant to Section 8.1(c)(i) shall be deemed to be a termination by Sellers pursuant to this Section 8.1(e)(ii) if Sellers are entitled to terminate this Agreement pursuant to this Section 8.1(e)(ii) at the time of such termination.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no effect; provided, however, that the provisions set forth in Article IX and in the Confidentiality Agreement shall survive the termination of this Agreement; provided, further, that nothing in this Section 8.2 shall be deemed to release any Party from liability for any material breach of this Agreement prior to termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Survival. The Parties agree that the representations, warranties, covenants or agreements contained in this Agreement (other than with respect to Section 3.25, Section 4.7, Section 6.6 and this Article IX) will not survive the Closing hereunder, and none of the Parties will have any liability to each other after the Closing for any breach of such representations, warranties, covenants or agreements which may be made, or Action instituted, after the Closing. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms.

Section 9.2 Notices. Unless otherwise set forth herein, all notices and other communications, including consents and waivers, to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by recognized overnight courier service upon the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, as provided in this Section 9.2; provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To Buyer:

Contango Oil & Gas Company

717 Texas Ave., Suite 2900 Houston,

Texas 77002 Telephone: (713) 236-7400

Attn: Wilke S. Colyer, Jr.

Email: wcolyer@contango.com

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Telephone: (214) 651-5045

Attn: Eli Columbus

Chris Reagen

Email: eli.columbus@haynesboone.com

  chris.reagen@haynesboone.com

To Sellers or Debtors:

c/o White Star Petroleum Holdings, LLC

301 NW 63rd Street Suite 600

Oklahoma City, OK 73116

Attn: Jeffrey J. Zanotti

Email: Jeff.Zanotti@wstr.com

With a copy to:

Sullivan & Cromwell LLP

125 Broad St.

New York, NY 10004

Telephone: (212) 558-4000

Attn: Andrew G. Dietderich

Brian D. Glueckstein

Alexa J. Kranzley

Email: dietdericha@sullcrom.com

  gluecksteinb@sullcrom.com

  kranzleya@sullcrom.com

and:

GABLEGOTWALS

1100 ONEOK Plaza

100 West 5th Street

Tulsa, Oklahoma 74103-4217

Telephone: (918) 595-4800

Attn: John D. Dale

Email: jdale@gablelaw.com

and:

GABLEGOTWALS

One Leadership Square

211 North Robinson

Oklahoma City, Oklahoma 73102

Telephone: (405) 568-3313

Attn: Craig. M. Regens

Email: cregens@gablelaw.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies to outside counsel are for convenience only and the provision of a copy to outside counsel does not constitute notice or alter the effectiveness of any notice, request, instruction or other communication otherwise made or given in accordance with this Section 9.2.

Section 9.3 Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 9.4 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Buyer (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that (a) Buyer may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, in the case of each clause (a) and (b) above, without any other Party’s consent. No assignment or delegation of any obligations hereunder will relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Buyer will also apply to any such assignee unless the context otherwise requires.

Section 9.5 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of Sellers, on the one hand, and Buyer, on the other hand, will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and all proceedings incident thereto.

Section 9.6 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Oklahoma.

Section 9.7 Specific Performance.

(a) The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce specifically the terms and provisions of this Agreement, including without limitation specific performance of such covenants, promises or agreements (including to cause Buyer to consummate the Closing and to make the payments contemplated by this Agreement pursuant to Section 2.1) or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 9.7 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b) The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Buyer or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Buyer or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 9.7.

Section 9.8 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 9.2; provided, however, that if the Bankruptcy Proceeding has been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Western District of Oklahoma, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the Oklahoma County District Court, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Action brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 9.2; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c) Each Party to this Agreement waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

Section 9.9 Interpretation; Construction.

(a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular and the singular shall include the plural; (iii) all Preamble, Recital, Article, Section, clause, Schedule and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses, schedules and exhibits to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the terms “date hereof” and “date of this Agreement” mean the date first written above; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” shall mean calendar months or calendar years, respectively, in each case unless otherwise expressly specified; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (ix) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

(c) Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable, guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e) Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) to this Agreement mean this Agreement (taking into account the provisions of Section 9.3) as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(f) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(g) All capitalized terms in this Agreement (including the Exhibits and Schedules hereto) shall have the meaning set forth in Exhibit A, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

Section 9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

CONTANGO OIL & GAS COMPANY

By:	/s/ Wilkie S. Colyer, Jr.
Name: Wilke S. Colyer, Jr.
Title: President and CEO

WHITE STAR PETROLEUM, LLC

By:	/s/ Elliott Chambers
Name: Elliott Chambers
Title: Chief Executive Officer

WHITE STAR PETROLEUM II, LLC

By:	/s/ Elliott Chambers
Name: Elliott Chambers
Title: Chief Executive Officer

WHITE STAR PETROLEUM OPERATING, LLC

By:	/s/ Elliott Chambers
Name: Elliott Chambers
Title: Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]

WHITE STAR PETROLEUM HOLDINGS, LLC

By:	/s/ Elliott Chambers
Name: Elliott Chambers
Title: Chief Executive Officer

WSP FINANCE CORPORATION

By:	/s/ Elliott Chambers
Name: Elliott Chambers
Title: Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]

EXHIBIT A

Definitions

Unless otherwise defined in this Agreement, the following terms have the meaning specified in this Exhibit A.

“Accounts Receivable” means all trade accounts receivable and other rights to payment from any Person other than any Seller or its Affiliates to the extent attributable to a Transferred Asset.

“Action” shall mean any action, suit, claim, right, cause of action, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Adjusted Purchase Price” means the Purchase Price, as adjusted pursuant to Section 2.2 and Section 2.8.

“AFEs” has the meaning set forth in Section 3.18.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Notice of Objection” has the meaning set forth in Section 6.4(c)(i).

“Anadarko Property” means the territory shaded in the color red and designated as the “Anadarko Basin” in the map attached to this Agreement as Exhibit B.

“Asset Employees” has the meaning set forth in Section 6.5(a).

“Asset Employees Schedule” has the meaning set forth in Section 6.5(a).

“Asset Tax Adjustment Amount” has the meaning set forth in Section 2.2(f).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Assigned Actions” has the meaning set forth in Section 1.1(p).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

Exhibit A

1

“Assumption Notice” has the meaning set forth in Section 1.5(d).

“Auction” has the meaning set forth in the Recitals.

“Avoidance Action” means any avoidance claims, right or cause of action under Chapter 5 of the Bankruptcy Code or any analogous state law claims, in each case, that relates to the Transferred Assets.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Proceeding” has the meaning set forth in the Recitals.

“Bid Deadline” has the meaning ascribed to it in the Bid Procedures.

“Bid Procedures” has the meaning set forth in the Recitals.

“Bid Procedures Order” has the meaning set forth in the Recitals.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) related to the Transferred Assets, but excluding any such items to the extent (a) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, (b) any Law prohibits their transfer, (c) they are subject to legal privilege (other than title opinions) or (d) any transfer thereof otherwise would subject any Seller or any its Affiliates to any material liability.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day ending at 11:59 p.m., prevailing Eastern time, other than a Saturday, a Sunday or a day on which banks in Tulsa, Oklahoma or New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Expense Adjustment Amount” has the meaning set forth in Section 2.2(d).

“Cherokee Property” means the territory shaded in the color blue and designated as the “Cherokee Platform” in the map attached to this Agreement as Exhibit B.

“Closing” has the meaning set forth in Section 2.5.

“Closing Asset Tax Adjustment Amount” has the meaning set forth in Section 2.8(a)(i)(F).

“Closing Buyer Expense Adjustment Amount” has the meaning set forth in Section 2.8(a)(i)(D).

Exhibit A

2

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Hydrocarbon Revenue Adjustment Amount” has the meaning set forth in Section 2.8(a)(i)(C).

“Closing Inventory Adjustment Amount” has the meaning set forth in Section 2.8(a)(i)(A).

“Closing Seller Expense Adjustment Amount” has the meaning set forth in Section 2.8(a)(i)(B).

“Closing Statement” has the meaning set forth in Section 2.8(a)(i).

“Closing Suspense Fund Adjustment Amount” has the meaning set forth in Section 2.8(a)(i)(E).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986.

“Competing Transaction” means any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of all, or a material portion of, the Transferred Assets to a buyer or buyers other than Buyer or effecting any other transaction the consummation of which would be substantially inconsistent with the transactions contemplated hereby.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated as of July 2, 2019 by and between Will Energy Corporation and WSTR.

“Continuing Employees” has the meaning set forth in Section 6.5(b).

“Contract” means any legally binding, written, contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Contract Notice” has the meaning set forth in Section 1.5(g).

“Conveyance Documents” has the meaning set forth in Section 3.25(a).

“Cure Cost Adjustment Amount” has the meaning set forth in Section 2.2(g).

“Cure Costs” mean monetary amounts that must be paid and obligations that otherwise must be satisfied under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Transferred Contract, as agreed upon by the Parties or determined by the Bankruptcy Court pursuant to the procedures in the Bid Procedures Order.

Exhibit A

3

“Debtors” has the meaning set forth in the Preamble.

“Delaware Proceeding” has the meaning set forth in the Recitals.

“Delay Fee” means the product of (x) $125,000 multiplied by (y) the number of calendar days (not to exceed 45) after the Termination Date and prior to Closing during which Sellers had the right to terminate the Agreement pursuant to Section 8.1(c)(i) but did not do so.

“Deposit Amount” has the meaning set forth in Section 2.4.

“Designation Deadline” means 5:00 p.m., prevailing Central Time, on the date that is five (5) Business Days prior to the Closing Date or such later date as Buyer and Sellers shall mutually agree and as the Bankruptcy Court may authorize; provided, that the Designation Deadline for any executory Seller Contract with respect to which a dispute regarding a Cure Cost exists on such date shall be five (5) Business Days after the date of the resolution of such dispute.

“DIP Financing” means that certain Debtor-in-Possession Credit Agreement, dated as of May 29, 2018, by and among WSTR Holdings, WSTR, the several lenders from time to time parties thereto and MUFG Union Bank, N.A.

“Disputed Item” has the meaning set forth in Section 2.8(a)(ii).

“Effective Time” means 12:01 a.m., Central Daylight time, on July 1, 2019.

“Effective Time Hydrocarbons” means all marketable Hydrocarbons attributable to the Properties in storage or existing in pipelines, plants or tanks (including inventory and line fill, which, for the avoidance of doubt, includes the Plains Line Fill), but excluding all tank bottoms, that are, as of the Effective Time, either (a) upstream of the pipeline or above the relevant outlet flange or (b) upstream of the sales meter.

“Environmental Defect” means a condition that exists as of the Effective Time which causes a Property to require Remediation under Environmental Laws.

“Environmental Law” means any Law relating to (a) the protection, investigation or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“Equitable Exception” has the meaning set forth in Section 3.2(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Sellers, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Sellers pursuant to Section 4001(a)(14) of ERISA.

Exhibit A

4

“Escrow Agent” has the meaning set forth in Section 2.4.

“Escrow Agreement” means that certain Escrow Agreement, dated as of September 4, 2019, by and among Sellers and the Escrow Agent, a copy of which is attached hereto as Exhibit E.

“Estimated Asset Tax Adjustment Amount” has the meaning set forth in Section 2.3(a)(vi).

“Estimated Buyer Expense Adjustment Amount” has the meaning set forth in Section 2.3(a)(iv).

“Estimated Closing Adjustment Amount” means an amount equal to (a) the Estimated Inventory Adjustment Amount, plus (b) the Estimated Seller Expense Adjustment Amount, minus (c) the Estimated Hydrocarbon Revenue Adjustment Amount, minus (d) the Estimated Buyer Expense Adjustment Amount, minus (e) the Estimated Suspense Fund Adjustment Amount, plus or minus (f) the Estimated Asset Tax Adjustment Amount, minus (g) the Cure Cost Adjustment Amount plus (h) the Offsite Inventory Adjustment Amount.

“Estimated Hydrocarbon Revenue Adjustment Amount” has the meaning set forth in Section 2.3(a)(iii).

“Estimated Inventory Adjustment Amount” has the meaning set forth in Section 2.3(a)(i).

“Estimated Seller Expense Adjustment Amount” has the meaning set forth in Section 2.3(a)(ii).

“Estimated Suspense Fund Adjustment Amount” has the meaning set forth in Section 2.3(a)(v).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(j).

“Excluded Employee Liabilities” means all Liabilities (a) related to any Seller Employee who is not a Continuing Employee or any former employee or other current or former independent contractor of Sellers, (b) related to any Continuing Employee that is incurred, accrued or arising prior to or as a result of the Closing, (c) for severance or similar termination payments due to any Continuing Employee that is incurred, accrued or arising prior to or as a result of the Closing, including, without limitation, any such payments that may become payable to an Asset Employee who rejects Buyer’s offer of employment made pursuant to Section 6.5(b) or Section 6.5(c), (d) any employer Tax liabilities associated with any of the foregoing or (e) related to any Seller Employee who is not a Continuing Employee with respect to any right, action or claim under any labor, employment, benefits or similar Law (including, but not limited to, WARN and COBRA) that is incurred, accrued or arising prior to or as a result of the Closing, including any termination of employment in connection with the Closing.

Exhibit A

5

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Final Allocation Statement” has the meaning set forth in Section 6.4(c)(i).

“Final Closing Adjustment Amount” means an amount equal to (a) the Closing Inventory Adjustment Amount, plus (b) the Closing Seller Expense Adjustment Amount, minus (c) the Closing Hydrocarbon Revenue Adjustment Amount, minus (d) the Closing Buyer Expense Adjustment Amount, minus (e) the Closing Suspense Fund Adjustment Amount, plus or minus (f) the Closing Asset Tax Adjustment Amount, minus (g) the Cure Cost Adjustment Amount, plus (h) the Offsite Inventory Adjustment Amount.

“Final Determination” means when (a) the parties to a dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment with respect to a claim or (c) an arbitration or like panel or Person or Persons acting as an expert or otherwise shall have rendered a final and non-appealable determination with respect to disputes that the parties to such dispute have agreed to submit thereto.

“Final Order” means an Order (a) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur), or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal thereon, (b) in respect of which the time period for instituting or filing an appeal, leave to appeal, motion for rehearing or motion for new trial shall have expired (in cases in which such time period is capable of expiring), and (c) as to which no stay is in effect.

“GAAP” means United States generally accepted accounting principles.

“Good and Defensible Title” means that, as to each of the Wells and Units, as of the Effective Time and the Closing Date, (a) Sellers (and upon Closing, Buyer), by virtue of their or its ownership interests therein, are entitled to receive a fractional decimal interest in Hydrocarbons produced from the Properties (and in the proceeds from the sale of such production) the “Net Revenue Interest” allocated to each of the Wells and Units, without reduction, suspension, or termination throughout the productive life of each such Wells and Units; (b) Sellers are obligated to bear (and after the Closing, Buyer shall be obligated to bear) a fractional decimal interest of not more than the “Working Interest” allocated to each Well and Unit of the costs and expenses related to the maintenance, development, drilling, equipping, testing, completing, sidetracking, reworking and operation of each such Well and Unit, without increase throughout the productive life thereof; and (c) the Wells and Units are subject to no liens, encumbrances, obligations or defects except those that (i) are Permitted Encumbrances or (ii) will be expunged, released or discharged at the Closing by operation of the Sale Order.

Exhibit A

6

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Hazardous Substance” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon and (c) any other substance that is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swaps, credit spread transactions, repurchase transactions, reverse repurchase transactions, securities lending transactions, weather index transactions, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that any such agreement set forth in clause (a) or (b) above shall only be a “Hedge Contract” if it is a Seller Contract. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Contracts.

“HQ Lease” means that certain lease agreement for Sellers’ headquarters at 301 NW 63rd Street, Oklahoma City, Oklahoma 73116, as such agreement may be amended from time to time in accordance with its terms.

“Hydrocarbon Revenue Adjustment Amount” has the meaning set forth in Section 2.2(c).

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers are entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

Exhibit A

7

“Income Taxes” means any income, franchise or similar Taxes.

“Independent Accountant” means a Neutral Accounting Firm selected by mutual agreement of Buyer and Seller; provided, however, that (a) if, within five days after the end of the Resolution Period, the Parties are unable to agree on a Neutral Accounting Firm to act as the Independent Accountant, then each Party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Independent Accountant, and (b) if any Party does not select a Neutral Accounting Firm within five days of written demand therefor by the other Party, then the Neutral Accounting Firm selected by the other Party shall act as the Independent Accountant.

“Inventory Adjustment Amount” has the meaning set forth in Section 2.2(a).

“Involuntary Proceeding” means that certain involuntary petition against a non-individual filed in the Bankruptcy Court against WSTR by Mustang Heavy Haul, LLC, Latshaw Drilling Company, LLC, MS Directional Drilling, Baker Hughes Oilfield Operations, LLC and Cactus Drilling Company, LLC on May 24, 2019.

“Knowledge” means, with respect to each Seller, the actual knowledge (after reasonable inquiry) of any of the following individuals: Bob Portman, Director of Land; Dan Bafia, COO; and Elliot Chambers, CEO, and, with respect to Buyer, the actual knowledge (after reasonable inquiry) of Daniel T. Reineke, Jr.

“Law” means any federal, state, provincial, local or municipal law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or Permit of any Governmental Entity.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Lien” has the meaning set forth in the DIP Financing.

“Master Agreement” has the meaning set forth in the definition of “Hedge Contract” in this Exhibit A.

“Material Adverse Effect” means any effect, event, change, occurrence, condition or state of facts which has had or would reasonably be expected to have, individually or when considered together with any other effects, events, changes, occurrences, conditions or states of facts, (a) a material adverse effect on the ownership, operation or value of the Transferred Assets, taken as a whole and as currently operated as of the Effective Time, or (b) a material and adverse effect on the ability of Sellers to consummate the transactions contemplated hereby or perform their obligations under this Agreement, in each case, other than (i) an effect, event, change, occurrence, condition or state of fact resulting from (A) any change in the United States or foreign economies or financial markets in general, (B) any economic conditions that generally affect the industries or markets in which Sellers conduct the Business, (C) any change arising in connection

Exhibit A

8

with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (D) any change in applicable Laws or accounting rules or the interpretation or enforcement thereof, (E) any actions required or expressly permitted to be taken by Debtors pursuant to this Agreement or any actions taken by Sellers or the other Debtors at Buyer’s written request; (F) any action not taken by Sellers at Buyer’s written request; (G) the execution, performance, public announcement or pendency of this Agreement, the Involuntary Proceeding, the Delaware Proceeding or the Bankruptcy Proceeding or (H)(1) any Action approved by, motion made before or orders of the Bankruptcy Court or a court of similar jurisdiction or (2) the fact that Sellers and the other Debtors are operating as debtors-in-possession under the Bankruptcy Court or a court of similar jurisdiction; provided, however, that with respect to clauses (A), (B), (C) and (D), such effects, events, changes, occurrences, conditions or states of facts will not be excluded to the extent the same disproportionately adversely affects the Business, taken as a whole, as compared to other similarly situated businesses and (ii) any reasonably anticipated effect, event, change, occurrence, condition or state of fact arising from the commencement, pendency, conduct or prosecution of the Bankruptcy Proceeding.

“Material Contracts” has the meaning set forth in Section 3.6.

“Midstream Contract” means any midstream or marketing Seller Contracts, including any Hydrocarbon purchase and sale Contracts, transportation Contracts, gathering Contracts, treating Contracts, processing Contracts, compression Contracts and any Contract similar to the foregoing.

“Necessary Consent” has the meaning set forth in Section 1.6(a).

“Net Adjustment Amount” means an amount equal to (a) the Final Closing Adjustment Amount, minus (b) the Estimated Closing Adjustment Amount.

“Net Adjustment Amount Determination Date” has the meaning set forth in Section 2.8(a)(ii).

“Neutral Accounting Firm” means (a) an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of either, and has not done so within the two year-period prior thereto or (b) a separate team at an independent accounting firm of nationally recognized standing that (i) has not rendered services to any Party, or any Affiliate of either, and (ii) is ethically walled off from any other Persons at such independent accounting firm that has rendered services to any Party, or any Affiliate of either.

“NORM” has the meaning set forth in Section 4.5(b).

“Notice of Disagreement” has the meaning set forth in Section 2.8(a)(ii).

“Offsite Inventory” has the meaning set forth in Section 1.1(s).

“Offsite Inventory Adjustment Amount” has the meaning set forth in Section 2.2(h).

Exhibit A

9

“Operating Expenses” means all operating expenses and all capital expenditures incurred in the ownership and/or operation of the Properties and any overhead costs charged by third-party operators under any applicable contracts to the extent relating to the Properties, but excluding Liabilities attributable to (a) personal injury or death, property damage or violation of any Law, (b) obligations with respect to Imbalances, (c) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense, (d) overhead expenses of any Seller, and (e) Income Taxes, Asset Taxes and Transfer Taxes.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Ordinary Course” means the conduct of the Business, consistent with the normal day-to-day customs, practices and procedures of the Business.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permit” means any consent, license, permit, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity.

“Permitted Encumbrance” means any Liens that are expressly permitted by the Sale Order to remain attached to the Transferred Assets following the Closing.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Plains Line Fill” means the aggregate amount of the Hydrocarbons in those certain gathering lines, pipelines and crude oil tanks comprising the pipeline system sold to Plains All American Pipeline, L.P. and/or its Affiliates.

“Post-Closing Holdback Amount” has the meaning set forth in Section 2.8(c)(i).

“Pre-Closing Statement” has the meaning set forth in Section 2.3(a).

“Preferential Purchase Rights” means any right or agreement that enables any Person to purchase or acquire any Properties or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Production Related IT Equipment” all radio equipment, SCADA and measurement technology, other production-related mobility devices (such as SCADA controllers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case, only to the extent such assets and licenses are (a) used or held for use solely in connection with the operation of the Business, (b) assignable under applicable Law and (c) located on the Properties.

“Properties” means, collectively, the Upstream Leases, Units and Wells.

Exhibit A

10

“Proposed Allocation Statement” has the meaning set forth in Section 6.4(c)(i).

“Purchase Price” has the meaning set forth in Section 2.1.

“Related to the Business” means required for, primarily related to, or used primarily in connection with, the Business as conducted by Sellers prior to the Closing.

“Remediation” means the response required or allowed under Environmental Laws that cures, remediates, removes or remedies an Environmental Defect that would be sufficient to comply with Environmental Laws.

“Representatives” means with respect to a Person, such Person’s officers, directors, employees, stockholders, partners, members, managers, agents, attorneys, accountants, consultants, advisors and other representatives.

“Resolution Period” has the meaning set forth in Section 2.8(b)(i).

“Review Period” has the meaning set forth in Section 2.8(a)(ii).

“Sale Hearing” has the meaning set forth in the Recitals.

“Sale Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction that includes the provisions set forth in Exhibit F attached hereto, subject to (a) immaterial modifications or clarifications or (b) such other changes to which Buyer consents (such consent not to be unreasonably withheld). For the avoidance of doubt, the Sale Order may be in the form of a stand-alone sale order under Section 363 of the Bankruptcy Code or may be included in an order that also confirms a plan of reorganization.

“Seller Contracts” means any Contracts to which any Seller is a party.

“Seller Employees” means the current employees (including employees on approved leave from work due to sickness, disability, temporary layoff, leave of absence, disability or other non-active status or any statutory leave) of Sellers.

“Seller Expense Adjustment Amount” has the meaning set forth in Section 2.2(b).

“Seller Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by any Seller, or under which any Seller has any current or potential Liability.

“Sellers” has the meaning set forth in the Preamble.

Exhibit A

11

“Sellers’ Certificate” has the meaning set forth in Section 2.7(a).

“Specified Transferred Contracts” means the Midstream Contracts and any unit agreements, communitization agreements, unit operating agreements or joint operating agreements to which any Seller is party.

“STACK Property” means the territory shaded in the color green or yellow and designated as the “STACK” or “Other” in the map attached to this Agreement as Exhibit B.

“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.

“Submitted Items” has the meaning set forth in Section 2.8(b)(i).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Suspense Fund Adjustment Amount” has the meaning set forth in Section 2.2(e).

“Suspense Funds” means all amounts controlled by any Seller in suspense that are attributable to the Transferred Assets (including any amounts attributable to other working interest owners’ interests in such assets).

“Tax Returns” means any return, report, declaration, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes of any kind, including, without limitation, any charges or other assessments, all income, profits, environmental, capital stock, stamp, gross receipts, windfall profits, premium, value added, severance, property, production, sales, harmonized sales, goods and services, use, duty, license, excise, franchise, payroll, unemployment, employment, disability, escheat and unclaimed property, transfer, registration, mortgage, withholding or similar taxes and other taxes, duties or assessments in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” has the meaning set forth in Section 8.1(c)(i).

“Title Defect” means any matter that would cause the title to any Well or Unit not to qualify as Good and Defensible Title.

“Transaction Documents” means this Agreement and all other ancillary agreements to be entered into by, or documentation delivered by, any Party pursuant to this Agreement.

“Transfer” means to sell, assign, transfer, convey and deliver.

Exhibit A

12

“Transfer Date” has the meaning set forth in Section 6.5(b).

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Transferred Assets” has the meaning set forth in Section 1.1.

“Transferred Contracts” means each Seller Contract listed on Schedule 1.1(n), as modified from time to time pursuant to Section 1.5, and each Upstream Lease (solely to the extent such Upstream Lease constitutes an executory contract or unexpired lease of real property under Section 365 of the Bankruptcy Code).

“Units” has the meaning set forth in Section 1.1(b).

“Upstream Easements” means all permits, licenses, servitudes, easements, surface use agreements, surface leases and rights-of-way primarily used or held for use in connection with the production, exploration, development, drilling for, gathering, treatment, handling, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the Properties.

“Upstream Equipment” means all surface and subsurface equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown that are located on any of the Properties, used for the production, exploration, development, drilling for, gathering, treatment, handling, processing, storing, transportation, sale or disposal of Hydrocarbons produced from the Upstream Leases and Wells or water produced from or used in connection with the Properties, including pipelines, gathering systems, water disposal equipment, water pipelines, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines and processing and separation facilities, structures and materials.

“Upstream Leases” means the oil and gas leases located within the Anadarko Property, Cherokee Property and STACK Property, including those described in Exhibit C-1, together with any overriding royalty interests, mineral fee interests, working interests, net profits interests, carried interests, operating interests, reversionary interests or other estates, and all other right, title and interest of Sellers in and to the leasehold estates created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, and each similar state or local Law.

“Wells” all oil and gas wells located on any of the Upstream Leases or Units, including the Wells set forth in Exhibit C-2, together with the other Hydrocarbon, water, observation, CO2, disposal and injection wells set forth in Exhibit C-3.

“WSP Finance” has the meaning set forth in the Preamble.

“WSTR” has the meaning set forth in the Preamble.

“WSTR Holdings” has the meaning set forth in the Preamble.

“WSTR II” has the meaning set forth in the Preamble.

“WSTR Operating”

Exhibit A

13